                                                                       EXHIBIT C

EMPLOYEE:      Michael J. Chapman

OPTION NUMBER: One (1)

ORIGINAL DATE OF GRANT:  October 31, 1997

NUMBER OF SHARES:   14,000

PRICE PER SHARE:


BOSTON PRIVATE BANCORP, INC., a Massachusetts Corporation hereby grants to Michael J. Chapman, who is employed by the Corporation, this nontransferable incentive Stock Option to purchase, subject to the terms and conditions set forth herein, all or any part of the number of shares of the Corporation's common stock ($1.00 par value) as set forth above.

WITNESS the execution hereof under the seal as of the date of the grant.

                                    BOSTON PRIVATE BANCORP, INC.


                                    /s/ Timothy L. Vaill
                                    --------------------------------------------
                                    President

This options expires no later than ten (10) years from the date of grant.

PURCHASE PERIOD
The cumulative right to exercise is summarized as follows:

                                                             CUMULATIVE NUMBER
                                                                  OF SHARES
FROM                                TO                       SUBJECT TO EXERCISE

Original Grant                   October 31, 1998                     0
October 31, 1998                 October 31, 1999                  2800
October 31, 1999                 October 31, 2000                  2800
October 31, 2000                 October 13, 2001                  2800
October 31, 2001                 October 31, 2002                  2800
October 31, 2002                 October 31, 2007                  2800
Total                                                             14000


RECORD OF EXERCISE
This Option has been exercised to the extend recorded below.

DATE      NUMBER OF SHARES          OPTIONEE          CORPORATION